Exhibit 16.2

J L Stephan Co PC
Jerry L. Stephan, CPA
Certified Public Accountants	Marty Szasz, CPA
David Skibowski, Jr., CPA

Tracker Corporation of America
860 Denison Street, Unit 9
Markham, Ontario Canada L3R 4H1

Effective December 28, 2005, we will cease our services as your accountants.  We have reached this decision reluctantly and after substantial deliberation.

Audit workpapers will be made available, at our office, to your newly engagedaudit firm, under normal procedures regarding such requests.  If requested, we will provide limited copies of workpapers.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours.

J. L. Stephan Co., P.C.

862 East Eighth Street • Traverse City, MI 49686
(231) 941-7600 • E-mail: jstephan@jlspc.com • Primary Fax (231) 941-1996 • Alternate Fax (231) 929-3350